Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

CHECK OUT OUR NEW RATES
Our goal is to keep rates on GM Financial Right Notes® as competitive as possible, so you get a better return on your investment. What are your cash investments earning?
1.30%
TIER 1
Investment less than
$15,000
1.40%
TIER 2
Investment
$15,000 - $50,000
1.50%
TIER 3
Investment more than
$50,000
DID YOU KNOW?
The national average rate on a savings account with less than $100,000 is 0.06%.*
START YOUR INVESTMENT
Source: FDIC. Rates updated July 10, 2017.
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Please contact Customer Service online or by phone at 1-844-556-1485.
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Monday - Friday
8 a.m. - 7 p.m. (ET)
GM Financial | 801 Cherry St. Suite 3500 | Fort Worth, TX 76102
*Some accounts referenced in this statement maybe be FDIC insured. Right Notes are unsecured debt obligations of General Motors Financial Company, Inc. and are not guaranteed by General Motors Company. Right Notes do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation
General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at rightnotes.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.
GM Financial and the GM logo are trademarks of General Motors LLC, used with permission.